                                                                    EXHIBIT 99-1




                        YOUCENTRIC, INC. AND SUBSIDIARIES


     CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES FOR THE YEAR ENDED
                           DECEMBER 31, 1999 AND 2000

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
YOUcentric, Inc.
Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of YOUcentric, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
May 3, 2001

                        YOUCENTRIC, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



                                                                                                          DECEMBER 31,
                                                                                                       1999          2000
                                                                                                   -----------   -----------

                                                             ASSETS
   Current assets:
     Cash and cash equivalents.................................................................    $     2,471   $     1,629
     Marketable securities.....................................................................             --         2,326
     Accounts receivable (net of allowance of $500 at December 31, 2000).......................          5,663         3,324
     Prepaid expense and other current assets..................................................            766         3,032
     Short-term investments (restricted).......................................................             --         4,800
     Deferred contract costs...................................................................             90           203
                                                                                                   -----------   -----------
          Total current assets.................................................................          8,990        15,314
   Certificate of deposit (restricted).........................................................             --         1,317
   Property and equipment, net.................................................................            830         4,646
                                                                                                   -----------   -----------
   Total assets................................................................................    $     9,820   $    21,277
                                                                                                   ===========   ===========

                                            LIABILITIES AND SHAREHOLDERS' DEFICIENCY

   Current liabilities:
     Current maturities of capital lease obligations...........................................    $       106   $       248
     Accounts payable and other accrued liabilities............................................          4,174         5,851
     Deferred revenues.........................................................................          1,865         1,888
     Billings in excess of earned revenues.....................................................          6,139         7,391
     Income taxes payable......................................................................            110            --
                                                                                                   -----------   -----------
          Total current liabilities............................................................         12,394        15,378
                                                                                                   -----------   -----------
   Capital lease obligations...................................................................             81           293
                                                                                                   -----------   -----------
   Deferred lease liability....................................................................             --           133
                                                                                                   -----------   -----------
   Deferred tax liability......................................................................             28            --
                                                                                                   -----------   -----------
   Redeemable convertible preferred stock:
     Series A, no par value, liquidation preference $1.92 per share, 4,159,446 shares
      authorized, issued, and outstanding at December 31, 1999 and 2000........................         18,963        25,439
                                                                                                   -----------   -----------
     Series B, no par value, liquidation preference $12.02 per share, 2,911,900 shares
       authorized, 2,572,376 shares issued and outstanding at December 31, 2000................             --        28,953
                                                                                                   -----------   -----------
   Shareholders' deficiency:
     Common stock, no par value, 50,000,000 shares authorized, 16,003,980 and 16,103,826 shares
       issued and outstanding at December 31, 1999 and 2000, respectively......................            381        20,875
     Accumulated deficit.......................................................................        (22,027)      (69,793)
     Accumulated other comprehensive loss......................................................             --            (1)
                                                                                                   -----------   -----------
          Total shareholders' deficiency.......................................................        (21,646)      (48,919)
                                                                                                   -----------   -----------
   Total liabilities and shareholders' deficiency..............................................    $     9,820   $    21,277
                                                                                                   ===========   ===========

                 See notes to consolidated financial statements.

                        YOUCENTRIC, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                             YEAR ENDED DECEMBER 31,
                                                                                            ---------------------------
                                                                                               1999              2000
                                                                                            ---------         ---------

          Revenues:
            Software license, customization and implementation revenues................     $   3,085         $  13,980
            Professional services and maintenance revenues.............................         1,028             3,473
                                                                                            ---------         ---------
                Total revenues.........................................................         4,113            17,453
                                                                                            ---------         ---------
          Operating expenses:
            Cost of revenues...........................................................           946             6,058
            Sales and marketing........................................................         3,027            15,013
            Research and development...................................................         3,246             5,621
            General and administrative.................................................         3,433            10,431
            Special charges............................................................            --             2,160
            Stock based compensation*..................................................           565            20,153
                                                                                            ---------         ---------
                Total operating expenses...............................................        11,217            59,436
                                                                                            ---------         ---------
          Operating loss...............................................................        (7,104)          (41,983)

          Other income, net............................................................           105             1,001
                                                                                            ---------         ---------
          Loss before income taxes.....................................................        (6,999)          (40,982)
          Income tax benefit (expense).................................................           (23)               49
                                                                                            ---------         ---------
          Net loss.....................................................................        (7,022)          (40,933)
          Accretion for preferred stock redemption feature, preferred stock dividends
             and offering costs........................................................       (11,398)           (6,833)
                                                                                            ---------         ---------
          Net loss attributable to common shareholders.................................     $ (18,420)        $ (47,766)
                                                                                            =========         =========

          Basic and diluted net loss per share attributable to common shareholders.....     $   (1.15)        $   (2.98)
                                                                                            =========         =========
          Basic and diluted weighted average shares outstanding........................        16,004            16,050
                                                                                            =========         =========


          *Stock-based compensation:
             Cost of revenues..........................................................     $      --         $    2,271
             Sales and marketing.......................................................           494             5,649
             Research and development..................................................            71             6,474
             General and administrative................................................            --             5,759
                                                                                            ---------         ---------
                Total..................................................................     $     565         $  20,153
                                                                                            =========         =========

                 See notes to consolidated financial statements.

                        YOUCENTRIC, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS DEFICIENCY
                                 (IN THOUSANDS)

                                                                                      ACCUMULATED
                                                                                         OTHER
                                              COMMON STOCK          ACCUMULATED    COMPREHENSIVE
                                            SHARES      AMOUNT        DEFICIT            LOSS           TOTAL

 Balance (deficiency),
   December 31, 1998.................       16,304     $    120      $(1,019)             $--           $(899)

 Net loss............................         --          --          (7,022)             --           (7,022)
 Contribution of shares by shareholders     (300)         --            --                --              --
 Issuance of common stock options at
  less than fair value...............         --          181           --                --             181
 Equity restructuring................         --          --          (2,588)             --           (2,588)
 Issuance of stock warrant...........         --          80            --                --              80
 Accretion of Series A convertible
  preferred stock redemption feature
  and dividends......................         --          --         (11,398)             --           (11,398)
                                            ------      -------      --------            ---          --------

 Balance (deficiency),
   December 31, 1999.................       16,004        381        (22,027)             --           (21,646)

 Comprehensive loss:
   Net loss..........................         --          --         (40,933)             --           (40,933)
   Unrealized loss on securities
     available for sale, net of tax..         --          --            --                (1)            (1)
                                            ------      -------      --------            ---          --------
 Total comprehensive loss............         --          --         (40,933)             (1)          (40,934)
 Exercise of stock options...........         68          82            --                --              82
 Issuance of common stock options at
  less than fair value...............         --        20,153          --                --            20,153
 Accretion of Series A convertible
  preferred stock redemption feature
  and dividends......................         --          --          (6,476)             --           (6,476)
 Accretion of Series B convertible
  preferred stock offering costs.....         --          --           (357)              --            (357)
 Issuance of common stock............         32          259           --                --             259
                                            ------      -------      --------            ---          --------

 Balance (deficiency),
   December 31, 2000.................       16,104      $20,875      $(69,793)           $(1)         $(48,919)
                                            ======      =======      ========            ===          ========

                 See notes to consolidated financial statements.

                        YOUCENTRIC, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                                  1999           2000
                                                                                             -------------  ---------
              Cash flows from operating activities:
                Net loss.................................................................      $ (7,022)     $ (40,933)
                Adjustments to reconcile net loss to net cash used in operating activities:
                   Provision for credit losses...........................................            --            500
                   Depreciation and amortization.........................................           225            872
                   Deferred income taxes.................................................            23            (28)
                   Stock based compensation..............................................           565         20,153
                   Non-cash special charges..............................................            --            139
                   Tax provision from exercise of stock options..........................            --             70
                Changes in assets and liabilities which provided (used) cash:
                   Accounts receivable...................................................        (3,844)         1,839
                   Prepaids and other current assets.....................................          (761)        (2,266)
                   Earned revenue in excess of billings..................................           278             --
                   Deferred contract costs...............................................           (90)          (113)
                   Deferred lease liability..............................................            --            133
                   Accounts payable and other accrued liabilities........................         3,171          2,941
                   Billings in excess of earned revenues.................................         4,326          1,252
                   Deferred revenues.....................................................         1,180             23
                   Income taxes payable..................................................           (16)          (110)
                                                                                              ---------      ---------
                   Net cash used in operating activities.................................        (1,965)       (15,528)
                                                                                               --------      ---------
              Cash flows from investing activities:
                Purchase of property and equipment.......................................          (595)        (4,244)
                Purchase of short-term investments (restricted)..........................            --         (4,800)
                Purchase of certificate of deposits (restricted).........................            --         (1,317)
                Net purchase of marketable securities....................................            --         (2,327)
                                                                                              ---------      ----------
                   Net cash used in investing activities.................................          (595)       (12,688)
                                                                                               --------      ---------
              Cash flow from financing activities:
                Principal payments on capital leases.....................................           (98)          (229)
                Net proceeds from sale of preferred stock................................         4,673         28,855
                Proceeds from exercise of stock options..................................            --             12
                Costs associated with withdrawn IPO......................................            --         (1,264)
                                                                                              ---------      ---------
                   Net cash provided by financing activities.............................         4,575         27,374
                                                                                               --------      ---------


              Net increase (decrease) in cash and cash equivalents.......................         2,015           (842)
              Cash and cash equivalents:
                Beginning of period......................................................           456          2,471
                                                                                              ---------      ---------
                End of period............................................................     $   2,471      $   1,629
                                                                                              =========      =========

              Supplemental disclosure of cash flow information:
                Cash paid for interest...................................................     $      17      $      39
                                                                                              =========      =========
                Cash paid for income taxes...............................................     $      16      $      26
                                                                                              =========      =========
              Supplemental disclosure of non-cash investing and financing activities:
                Leased asset additions and related obligations...........................     $     194      $     583
                                                                                              =========      =========
                Equity restructuring.....................................................     $   2,588      $      --
                                                                                              =========      =========
                Issuance of stock warrants...............................................     $      80      $      --
                                                                                              =========      =========
                Accretion of preferred stock redemption feature, dividends and offering
                   costs ................................................................     $  11,398      $   6,833
                                                                                              =========      =========
                Issuance of common stock.................................................     $      --      $     259
                                                                                              =========      =========

                 See notes to consolidated financial statements.

                        YOUCENTRIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES. The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America.

DESCRIPTION OF BUSINESS. YOUcentric, Inc. and its subsidiaries (the "Company") develop, market and support e-business relationship management software products. The Company operates in the United States and Europe. The Company's customers principally consist of large, domestic companies who are end users of its software products and services. The Company's products are based in large part upon the Java programming language. Sales of the Company's product depend on the continued acceptance of Java-based applications and continued development support for Java.

PRINCIPLES OF CONSOLIDATION. The financial statements include the accounts of YOUcentric, Inc. and its subsidiaries including YOUcentric, Ltd, which is located in the United Kingdom and YOUcentric, GmbH, which is located in Germany. Subsequent to December 31, 2000 YOUcentric, SARL, which is located in France, was formed. All subsidiaries are owned 100% by YOUcentric, Inc. Significant intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION. The Company generates revenues from licensing the rights to use its software products directly to end-users and indirectly through sublicense fees from resellers. The Company also generates revenues from sales of professional consulting services, maintenance and support services performed for customers that license its products. The Company recognizes revenue based on the provisions of Statement of Position ("SOP") No. 97-2, Software Revenue Recognition (as amended by SOP No. 98-4 and SOP No. 98-9) and SOP No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

Software license fee revenue is recognized upon persuasive evidence of an arrangement, delivery of software to the customer, determination that there are no significant post-delivery obligations and when collection of a fixed or determinable license fee is considered probable. Implementation and customization services are essential to the customer's use of the software and are bundled with the sale of the software license. The entire arrangement is recognized under the percentage-of-completion method and reflected in software license, customization and implementation revenues in the consolidated statements of operations. Percentage of completion is measured by the percentage of implementation and customization hours incurred to date to estimated total customization and implementation hours. This method is used because management has determined that past experience has shown expended hours to be the best measure of progress on these engagements.

Revisions in customization and implementation hour estimates are reflected in the accounting period in which the required revisions become known. Anticipated losses on contracts are charged to income in their entirety when such losses become evident. Revenues recognized in excess of amounts billed are classified under current assets as "earned revenues in excess of billings." Amounts billed in excess of revenue recognized are classified under current liabilities as "billings in excess of earned revenues."

For contracts that contain cancellation provisions, or have significant customer acceptance criteria, revenues are deferred and recognized upon the expiration of the cancellation period or upon customer acceptance. At December 31, 1999 and 2000, the Company had deferred license, customization and implementation revenues of $2,081,000 and $1,326,000, respectively, due to significant customer acceptance or cancellation clauses, which are included in "billings in excess of earned revenues" in the accompanying consolidated balance sheets. In addition, at December 31, 1999 and 2000, the Company had deferred maintenance revenues of $794,000 and $231,000, respectively, for maintenance services related to these contracts which are included in "deferred revenues" in the accompanying consolidated balance sheets. The Company does not offer return rights to its resellers or end users.

Commissions paid on contracts for which customer acceptance has not been received or for which cancellation provisions have not expired are recorded as prepaid expenses and are expensed upon the earlier of customer acceptance or the expiration of the cancellation provision. Commissions paid on contracts recognized under the percentage-of-completion method without such acceptance or cancellation provisions are charged to expense ratably based on the percentage of revenue earned on the respective contract.

Revenues from professional services not essential to the customers' use of the software under time-and-materials contracts are recognized as services are performed. Maintenance services are recognized ratably over the term of the related agreements.

During the year ended December 31, 2000, the Company recognized sub-license fees for software and authorization services to an end customer through a sub-licensee. Because the Company's total arrangement with the sub-licensee included the sale of the software and customization services to be provided to the ultimate customer by the Company, the arrangement is being accounted for using the percentage of completion method of accounting as required by SOP 97-2.

CASH AND CASH EQUIVALENTS. The Company invests its excess cash in deposits, money market accounts, and high quality marketable debt securities. The Company considers all highly liquid investments with a maximum original maturity of 90 days or less at the time of purchase to be cash equivalents.

MARKETABLE SECURITIES. Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified its marketable debt securities as "available for sale." Such investments are recorded at fair value with unrealized gains and losses, net of related tax effects, reported within accumulated other comprehensive loss. Realized gains and losses on available for sale securities are computed using the specific identification method.

DEFERRED CONTRACT COSTS. The Company defers contract costs, principally salaries, related to contracts where revenues have been deferred because there are significant acceptance or cancellation provisions.

RESTRICTED ASSETS. Restricted assets include a certificate of deposit collateralizing certain improvements at the Company corporate headquarters and short-term investments collateralizing the Company's line of credit.

PROPERTY AND DEPRECIATION. Expenditures for property and equipment are capitalized at cost. Capital leases are recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Capital leases are amortized over the lesser of their estimated useful life or the lease term.

The Company reviews long-lived assets to be held and used by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition, and recognizes an impairment loss if the expected future cash flows are less than the carrying amount of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment of long-lived assets existed at December 31, 1999 and 2000.

Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred.

DEFERRED REVENUES. Deferred revenues generally relate to customer prepayments for maintenance services that will be recognized over the maintenance period.

INCOME TAXES. The consolidated balance sheets include federal and state taxes currently payable and deferred taxes. Deferred taxes were determined utilizing the asset/liability approach which gives consideration to the future tax consequences associated with differences between the financial accounting and tax basis of assets and liabilities. This method gives immediate effect to changes in income tax laws upon enactment. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

ACCUMULATED OTHER COMPREHENSIVE LOSS. Accumulated other comprehensive loss is presented net of income taxes and is comprised of unrealized gains and losses on marketable securities classified as available for sale.

COST OF REVENUES. Cost of revenues includes the total costs of software licenses, customization, implementation, professional services and maintenance and consists primarily of salaries, consulting, training and customer support personnel, cost of services provided by third-party consultants and cost of product documentation and other production costs. The Company maintains a dedicated department, which provides these implementation, customization, customer support and other services to customers.

The Company has not historically maintained separate records for the costs of providing software licenses, customization, implementation, professional services and maintenance. Therefore, amounts are not presented for the cost of software licenses, customization and implementation, separately from the cost of providing professional services and maintenance in the accompanying consolidated statements of operations. The Company began capturing this information separately as of July 1, 2000 as disclosed in Note 13.

COMPUTER SOFTWARE DEVELOPMENT COSTS AND RESEARCH AND DEVELOPMENT EXPENSES. The Company incurs software development costs associated with its licensed products and accounts for software development costs based on the guidance in Statement of Financial Accounting Standard ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.

The Company has determined that technological feasibility occurs upon the successful development of a working model, which happens late in the development cycle and close to general release of the products. The development costs incurred between the time technological feasibility is established and general release of the product are not material.

ADVERTISING COSTS. The Company expenses all advertising costs as incurred. Advertising costs totaled $239,000 and $1,570,000 in 1999 and 2000, respectively, and are included in sales and marketing expenses in the accompanying financial statements.

LIQUIDITY. The Company continues to incur losses from operations and had an accumulated deficit of $22,027,000 and $69,793,000 at December 31, 1999 and 2000, respectively. The Company had working capital deficits of $3,404,000 and $63,000 at December 31, 1999 and 2000, respectively. In addition the Company's net use of cash from operating activities totaled $15.5 million in 2000. As a result of its significant research and development, customer support, and selling and marketing efforts, the Company has required substantial working capital to fund its operations. To date, the Company has financed its operations principally through cash generated by operations and private equity offerings.

During the first quarter of 2001, the Company instituted certain cost reduction measurements, the most significant of which was the reduction of the Company's match on the 401(k) plan from 150% to 50%. Employee headcount (including contractors) decreased from approximately 250 at January 1, 2001 to approximately 235 at April 1, 2001. The Company then instituted a planned headcount reduction in April 2001 whereby approximately 40 employees and contractors were terminated. The Company estimates the total cost of such terminations will be approximately $150,000 to $200,000.

In May 2001, the Company sold shares of its Series C Preferred Stock and received estimated net proceeds of approximately $15.5 million as well as commitments to purchase an additional $7 million of the Series C Preferred Stock (see Note 12). Management believes that these proceeds, together with anticipated cash generated by operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in the future to support its operations, expand its business, respond to competitive pressures or respond to unanticipated requirements. If the Company seeks to raise additional funds, it may not be able to obtain funds on favorable or acceptable terms.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, marketable securities and accounts receivable. The Company places its cash equivalents with high credit qualified financial institutions and, by practice, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion across different industries and geographies of the Company's customer base.

Revenues from one customer accounted for 38% of total revenues in 1999. Revenues from three customers accounted for 24%, 14% and 10% of total revenues in 2000. These revenue concentrations were from different customers in each of the two years. The customer representing 24% of total revenues in 2000 accounted for 63% of total accounts receivable as of December 31, 1999. Another customer accounted for 21% of total accounts receivable as of December 31, 1999. In addition, the customer representing 14% of total revenues in 2000 accounted for 26% of total accounts receivable as of December 31, 2000. Two other customers accounted for 23% and 13% of total accounts receivable as of December 31, 2000. The Company performs ongoing credit evaluations of its customers' financial condition and the risk of loss with respect to its trade receivables is further mitigated by the fact that the Company's customer base consists of well-established companies.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying values of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and other accrued liabilities approximate their fair values for all periods presented.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relate to the calculation of revenue earned on contracts accounted for under the percentage-of-completion method, since this calculation is based on the percentage of actual labor hours incurred to total estimated labor hours required to complete the contract.

STOCK-BASED COMPENSATION. SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of employee and director stock options or warrants to be included in the consolidated statements of operations or disclosed in the notes to consolidated financial statements. The Company has determined that it will continue to account for stock-based compensation for employees and directors under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123 (see Note 9). The Company accounts for options and warrants granted to individuals other than employees and directors using the fair-value method prescribed by SFAS No. 123.

SEGMENT REPORTING. The Company views its operations and manages its business as one segment, providing customized software licenses and professional support and maintenance services.

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS. Net loss per share attributable to common shareholders is based on net loss attributable to common shareholders divided by the weighted average shares outstanding during the period. At December 31, 1999 and 2000, outstanding options and warrants, representing 2,564,793 and 8,399,243 shares of common stock, respectively, are not included in the calculation of diluted net loss per share attributable to common shareholders since they are anti-dilutive.

During 1999 and 2000, the Company recorded a dividend accretion equal to the greater of the conversion or redemption feature of the Series A Preferred Stock (See Note 9). During 2000, the Company recorded accretion related to the offering costs associated with the Series B Preferred Stock (See Note 9). The accretion of dividends and offering costs increases the net loss attributable to common shareholders.

RECENT PRONOUNCEMENTS. In June 1998 the Financial Accounting Standards Board (the "Board") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 2000 the Board issued Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities ("FAS 138"), which amends FAS 133 and addresses a limited number of implementation issues related to FAS 133. FAS 133, as amended by FAS 138, is effective for the Company as of January 1, 2001. Although the Company is currently analyzing FAS 133, as amended by FAS 138, including any possible effects on its international operations, it is not expected to have a material impact on the Company's financial condition or results of operations.

In December 1999 the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), which summarizes the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company has elected to adopt the provisions of SAB 101 in 2000, and this new standard did not have a material impact on the Company's financial condition and results of operations.

RECLASSIFICATIONS. Certain amounts previously reported for 1999 have been reclassified to conform to classifications used in 2000.

2.  MARKETABLE SECURITIES

Marketable securities at December 31, 2000 consist of the following (dollars in thousands):

                                                                               COST            FAIR
                                                                              BASIS            VALUE

  Corporate commercial paper.............................................   $     508      $ 507
  Medium and short term notes...........................................          400             400
  Euro dollars bonds.....................................................         920             920
 Asset backed securities................................................          499              499
                                                                            ---------      -----------
      Total.............................................................    $   2,327      $ 2,326
                                                                            =========      =======

The following table sets forth certain data at December 31, 2000 with respect to marketable securities (dollars in thousands):

                  Cost basis...........................................................    $   2,327
                  Fair value...........................................................        2,326
                                                                                           ---------
                  Accumulated other comprehensive loss, net of tax.....................    $      (1)
                                                                                           =========

At December 31, 1999 the Company had no investments in marketable securities. At December 31, 2000, the average maturity of the investments was approximately 2.9 months.

3.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following amounts (dollars in thousands):

                                                                                         DECEMBER 31,
                                                                                       1999       2000

            Computer equipment and software, including assets under capital lease
              of $308 and $542 at December 31, 1999 and 2000, respectively          $     891  $   2,862
            Office furniture and equipment..............................                  199      1,936
            Leasehold improvements, including assets under capital lease of $322
              at December 31, 2000......................................                   36        955
                                                                                    ---------  ---------
                                                                                        1,126      5,753
            Less:
              Accumulated depreciation..................................                 (192)      (795)
              Accumulated depreciation of property and equipment under capital
                 lease..................................................                 (104)      (312)
                                                                                    ---------  ---------
            Property and equipment, net                                             $     830  $   4,646
                                                                                    =========  =========

Depreciation and amortization expense relating to property and equipment totaled $225,000 and $872,000 for the years ended December 31, 1999 and 2000, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

4.  LEASES

The Company leases certain property and equipment, automobiles and office space under capital and operating lease arrangements. The following is a schedule by years of future minimum lease payments under capital leases through their expiration dates, together with the present value of the net minimum lease payments as of December 31, 2000 (dollars in thousands):

Fiscal Year
2001.................................................       $     284
2002.................................................             121
2003.................................................              86
2004.................................................              84
2005.................................................              63
                                                            ---------
Total minimum lease payments.........................             638
Less imputed interest................................             (97)
                                                            ---------
Present value of minimum lease payments..............             541
Less current maturities..............................            (248)
                                                            ---------
Long-term portion of capital lease obligations.......       $     293
                                                            =========

Interest expense attributable to these leases totaled $17,000 and $39,000 for the years ended December 31, 1999 and 2000, respectively, and is included in other income (expense), net in the accompanying consolidated statements of operations.

OPERATING LEASES. Future minimum annual lease payments under operating leases with non-cancelable terms in excess of one year as of December 31, 2000 were as follows (dollars in thousands):

Fiscal Year
2001.......................................          $   1,796
2002.......................................              1,848
2003.......................................              1,813
2004.......................................              1,533
2005.......................................              1,136
                                                     ---------
Total minimum lease payments...............          $   8,126
                                                     =========

Rent expense under operating leases totaled approximately $336,000 and $1,392,000 in 1999 and 2000, respectively.

5.  SHORT-TERM CREDIT FACILITY

The Company has a $6.0 million revolving line of credit, borrowings under which bear interest at the Eurodollar Daily Floating Rate plus 1.75%. The revolving line of credit is collateralized by $4.8 million in cash investments and a blanket first priority lien on all accounts receivable, furniture, fixtures and equipment. At December 31, 2000 $6.0 million was available to borrow under the facility and no amounts were outstanding. The line of credit expires May 31, 2001.

6.  SPECIAL CHARGES

During 2000, the Company recorded special charges of $1,471,000 relating to a withdrawn IPO and $689,000 relating to the relocation of their corporate headquarters. The charges relating to the withdrawn IPO primarily include registration, filing and listing fees, printing expenses and legal and accounting expenses. The charges relating to the relocation of the Company's corporate headquarters include estimated future lease obligations in excess of estimated future sublease income of $550,000 as well as the write-off of leasehold improvements of $139,000.

The components of the special charges recorded in 2000 and utilized through December 31, 2000 are as follows (dollars in thousands):

                                                                           WITHDRAWN       CORPORATE
                                                                                IPO        RELOCATION         TOTAL

           Amount expensed.......................................          $    1,471     $       689     $     2,160
           Payments and write-off of property and equipment in 2000
                                                                               (1,264)           (139)         (1,403)
                                                                           ----------      ----------      ----------
           Balance at December 31, 2000..........................          $      207     $       550     $       757
                                                                           ==========     ===========     ===========

The remaining balance at December 31, 2000 of $757,000 is included in accounts payable and other accrued liabilities in the consolidated balance sheets.

7.  INCOME TAXES

Income tax expense (benefit) for the years ended December 31 is summarized as follows (dollars in thousands):

                                                                         1999           2000
                                                                         ----           ----

           Current tax expense:
               Federal...........................................      $       --   $ (18)
               State.............................................              --             (2)
                                                                       ----------     ----------
                 Total current...................................      $       --    $       (20)
                                                                       ==========    ===========

           Deferred tax expense:
               Federal...........................................      $       19     $      (25)
               State.............................................               4             (4)
                                                                       ----------     ----------
                 Total deferred..................................              23            (29)
                                                                       ----------     ----------
                    Total........................................      $       23     $      (49)
                                                                       ==========     ==========

For the years ended December 31, 1999 and 2000, the provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to loss before income taxes as a result of the following differences (dollars in thousands):

                                                                                1999                         2000
                                                                ------------------------      -------------------
                                                                  Amount       Percent          Amount        Percent
                                                                ----------   ----------       -----------   ---------
     Statutory U.S. tax rates..............................     $    (2,379)    (34.00)%      $ (13,751)       (34.00)%
     Statutory Foreign tax rates...........................              --           --              (161)    (0.40)
     State tax, net of federal tax.........................            (358)    (5.12)                   9      0.02
     Meals and entertainment...............................              20      0.29                   47      0.12
     Key man life insurance................................               4      0.06                    5      0.01
     Common stock expense..................................              39      0.56                   73      0.18
     Valuation allowances..................................           2,687     38.40               13,847     34.24
     Other.................................................              10      0.14                 (118)    (0.29)
                                                                -----------    ------         ------------    ------
        Total..............................................     $        23      0.33%        $ (49)           (0.12)%
                                                                ===========    ======         =====           ======

Deferred income tax assets and liabilities result from differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. The realization of deferred tax assets is dependent upon generating sufficient taxable income during future years when deductible temporary differences reverse and net operating loss carryforwards are available to reduce taxable income. At December 31, 2000, the Company has both federal and state net operating losses of approximately $19.5 million. The federal and state net operating losses will expire at various dates beginning in 2020 and 2015, respectively. The Company has recorded a valuation allowance for all deferred taxes generated.

The approximate tax effect of temporary differences and net operating loss carryforwards that give rise to the Company's deferred income tax assets and liabilities at December 31, 1999 and 2000 is as follows (dollars in thousands):

                                                                             1999          2000
                                                                             ----          ----
Cash to accrual adjustment (primary revenues recognized for tax
    purposes but deferred for financial statements)..............         $     2,131    $       --
Deferred revenue.................................................                 --          3,874
Stock options....................................................                 --          8,130
Other timing differences.........................................                 --            816
Charitable contributions carryforward............................                 --              7
Foreign net operating losses.....................................                 --            161
U.S. net operating loss carryforwards............................              1,057          6,626
                                                                          ----------     ----------
    Gross deferred tax assets....................................              3,188         19,614
                                                                          ----------     ----------
Fixed assets.....................................................               (21)           (88)
Prepaid expenses.................................................                 --          (789)
Other timing differences.........................................                 --           (92)
Capital lease asset..............................................                (7)             --
                                                                          ---------      ----------
    Gross deferred tax liability.................................               (28)          (969)
                                                                          ---------
Less valuation allowances........................................            (3,188)       (18,645)
                                                                          ---------      ---------
Net deferred tax (liability).....................................         $     (28)     $       --
                                                                          =========      ==========

8.  EMPLOYEE BENEFIT PLAN

The Company has a Simplified Employee Pension Plan ("SEP") covering substantially all full-time employees. The Company could make discretionary contributions to each participant's account based upon a uniform percentage of the participant's compensation at the lesser of 15% or $30,000. Participants were immediately vested in the amount of the employer contributions and such contributions were invested based on employee specified options. Company contributions after fiscal 1999 are being made to the 401(k) plan discussed below and all employee balances in the SEP will remain in this plan and are not transferable to the 401(k) plan. Total expense under the SEP was $400,000 and $914,000 in 1999 and 2000, respectively.

Effective January 1, 2000, the Company established a 401(k) plan in which all employees who have met certain age and service requirements may participate. Employees may participate in the 401(k) plan on the first day of the month following their date of hire. Employee contributions are limited to a percentage of their compensation and are matched 150% by the Company. Employer contributions are quarterly and the participants vest immediately in such contributions. In addition, the Company may make additional discretionary contributions. Total expense under the 401(k) plan was $493,000 in 2000.

Effective January 1, 2001, the Company revised its 401(k) plan by reducing the Company's match to 50% of the first 6% of base compensation contributed by employees.

9.  SHAREHOLDERS DEFICIENCY

EQUITY RESTRUCTURING. In May 1999, the Company's Board of Directors authorized an equity restructuring whereby each share of its common stock was converted into 56 shares of newly created cumulative Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock") and 444 shares of common stock for shareholders of record on May 13, 1999. The issuance of the Series A Preferred Stock has been treated in the accompanying financial statements as a dividend to the existing common shareholders at its fair value of $1.28 per share ($2,588,000). All common share and per share information in the accompanying financial statements has been restated to give retroactive recognition to the equity restructuring for all periods presented.

STOCK SPLITS. On December 23, 1999 the Company's Board of Directors authorized a stock split payable in the form of a dividend of three shares of the Company's common stock for each share of common stock owned by shareholders of record on December 23, 1999. On February 22, 2000, the Company's Board of Directors authorized a stock split payable in the form of a dividend of three shares of the Company's Series A Preferred Stock for each share of Series A Preferred Stock owned by shareholders of record on February 22, 2000. On August 9, 2000, the Company's Board of Directors authorized a stock split payable in the form of a dividend of three shares of the Company's common stock for every two shares of common stock owned by shareholders of record on August 9, 2000. All share and per share information in the accompanying financial statements has been restated to give retroactive recognition to the stock splits for all periods presented.

REDEEMABLE CONVERTIBLE PREFERRED STOCK - SERIES A. Subsequent to the May 1999 equity restructuring, the Company sold 2,613,846 shares and its shareholders sold 1,545,600 shares of the Series A Preferred Stock to a private investor for aggregate cash consideration of $8,000,000 ($1.92 per share). The Company's net proceeds from the sale totaled $4,673,000 (net of offering costs of $434,000).

Dividends on the Series A Preferred Stock accrue annually and are cumulative at a rate of $0.13463 per share. Such dividends must be paid before any other dividends can be declared or paid on any other class of preferred stock or on any class of common stock. In the event of liquidation, each share of Series A Preferred Stock shall be entitled to an amount equal to the original issue price and all accrued but unpaid cumulative dividends.

The Series A Preferred Stock has voting rights equal to one and a half shares of common stock, and at any time at the option of the holder, can be converted into one and a half shares of the Company's common stock. The Series A Preferred Stock is automatically converted in the event of a qualified initial public offering ("IPO") that meets certain valuation requirements, or a date specified by written consent of a majority of the holders of Series A Preferred Stock. In addition, at the earlier of an IPO, sale of the Company or May 2004, the holders of Series A Preferred Stock also have the right to all accrued but unpaid cumulative dividends and an amount equal to the original Series A Preferred Stock issue price ($8,000,000) as adjusted for any stock splits.

If the Company has not closed a qualified IPO by May 2004, the Series A Preferred Stock is redeemable at the option of the holder. At the time of redemption, the Company must pay to the holders of Series A Preferred Stock an amount equal to the original Series A Preferred Stock issue price, all accrued but unpaid cumulative dividends, plus an amount equal to the fair market value of the common stock into which the Series A Preferred Stock is convertible. The fair market value is estimated to be $6.84 per share and $5.25 per share at December 31, 1999 and 2000, or $42.7 million and $32.8 million, respectively.

Using the interest method, the Company will ratably accrete dividends to holders of Series A Preferred Stock over the five-year period to May 2004, based on the most favorable potential outcome to the holders of Series A Preferred Stock of either the redemption or conversion feature. At December 31, 1999 and 2000, $11,398,000 and $17,874,000, respectively, has been accreted on a cumulative basis as preferred stock dividends in the accompanying consolidated balance sheet. These dividends increase the net loss attributable to common shareholders in 1999 and 2000.

Following is a summary of the activity for Series A Preferred Stock during 1999 and 2000 (in thousands):

                                                                          SHARES      AMOUNT

Equity restructuring.............................................           1,345     $  2,588
Preferred stock awards...........................................             200          384
Sale of Series A Preferred Stock (net of $434 of costs and $80
  warrants):                                                                2,614        4,593
Accretion of Series A Preferred Stock redemption feature.........              --       11,398
                                                                            -----     --------
Balance December 31, 1999........................................           4,159       18,963
Accretion of Series A Preferred Stock redemption feature.........              --        6,476
                                                                            -----     --------
Balance at December 31, 2000.....................................           4,159     $ 25,439
                                                                         ========     ========

See Note 12 for discussion of Series C Preferred Stock issuance in May 2001 and the effects of such issuance on the Series A Preferred Stock.

REDEEMABLE CONVERTIBLE PREFERRED STOCK -- SERIES B. On April 7, 2000, the Company completed the sale of 2,572,376 shares of Series B Preferred Stock to a group of financial investors for cash consideration of $30,920,000 ($12.02 per share). The Company's net proceeds from the sale totaled $28,855,000 (net of offering costs of $2,065,000). The offering costs are being accreted against accumulated deficit in the accompanying consolidated balance sheets over the period to redemption. For the period ended December 31, 2000, the Company recorded accretion totaling $357,000 related to the Series B Preferred Stock offering costs.

Each share of Series B Preferred Stock is convertible into one and a half shares of common stock (subject to certain adjustments in the event of certain future share issuances). Other rights and preferences of the shares of Series B Preferred Stock include a liquidation preference and a right to participate in future equity offerings. The holders of the Series B Preferred Stock are entitled to receive noncumulative dividends in preference to any dividends on the common stock at the rate of $.8414 per share per annum, when and as declared by the Board of Directors. The Series B Preferred Stock shall be redeemed upon 45 days prior notice from the holders of a majority of the Series B Preferred Stock to the Company, at any time after May 13, 2004. The redemption price shall equal the original purchase price per share paid, plus any declared but unpaid dividends. The Series B Preferred Stockholders have voting rights equal to one and a half shares of common stock. The Series B Preferred Stockholders shall also have the right to appoint one director to the Company's Board of Directors.

The Series B Preferred Stock agreements provide that if the offering price of an IPO does not exceed a specified price per share, the price on which the conversion of the outstanding Preferred Stock into common stock is based will decrease and, as a result, the holders of Series B Preferred Stock will be entitled to additional shares of common stock.

See Note 12 for discussion of Series C Preferred Stock issuance in May 2001 and the effects of such issuance on the Series B Preferred Stock.

STOCK CONTRIBUTION. During 1999, three shareholders returned 299,700 shares of common stock to the Company that were then granted as stock awards to certain employees.

STOCK OPTIONS. In December 1999, the Company granted 2,377,620 stock options to certain employees. These options have an exercise price of $0.0022 per share, cliff vest and become exercisable 60 months from the date of grant, and expire 10 years from the date of grant. The common stock had a fair market value at the date of grant of $6.84 per share. These options vest immediately upon the occurrence of an IPO, and the entire unvested portion (approximately $11,683,000 at December 31, 2000) would be expensed at the effective date of an IPO. No other options were granted in 1999.

1999 EQUITY COMPENSATION PLAN. In December 1999, the 1999 Equity Compensation Plan (the "1999 Equity Plan") was adopted by the Board of Directors and received stockholder approval. A total of 5,325,000 shares of common stock have been reserved for issuance under the 1999 Equity Plan. Under the terms of the 1999 Equity Plan, the Company is authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified stock options and restricted stock awards to employees, officers, directors, and consultants of the Company. The 1999 Equity Plan is administered by a Board of Directors committee. The committee selects the individuals to whom awards will be granted and determines the award exercise price and other terms of each award, subject to the provisions of the 1999 Equity Plan. Options granted under the 1999 Equity Plan will expire on a date determined by the committee, not to exceed 10 years.

During 2000, the Company granted nonqualified stock options under the 1999 Equity Plan to substantially all employees to purchase an aggregate of 5,390,750 shares of the Company's common stock at a weighted average price of $2.36 per share. These options generally vest from three to four years from each respective employee's initial employment date; however, certain of the options have acceleration clauses triggered by a liquidity event (e.g. an initial public offering) or attainment of certain performance measures.

During 2000, the Company granted 212,850 stock options under the 1999 Equity Plan to non-employee contractors. These options vest ratably over three to four years and have a weighted average exercise price of $1.53 per share. Such options have been accounted for under the provisions of SFAS 123 and EITF 96-18 by applying the Black-Scholes method using the assumptions as of December 31, 2000 described below, and will be periodically remeasured over the vesting period. In 2000, $1,117,000 was recorded as compensation expense related to these options.

2000 EQUITY COMPENSATION PLAN. In August 2000, the 2000 Equity Compensation Plan (the "2000 Equity Plan") was adopted by the Board of Directors and received shareholder approval. A total of 3,750,000 shares of common stock have been reserved for issuance under the 2000 Equity Plan. Under the terms of the 2000 Equity Plan, the Company is authorized to grant both incentive stock options that qualify under the Internal Revenue Code and nonqualified stock options. Incentive stock options can only be granted to the Company's employees and nonqualified stock options to employees, officers, directors, consultants and advisors. The committee selects the individuals to whom awards will be granted and determines the award exercise price and other terms of each award, subject to the provisions of the 2000 Equity Plan. Options granted under the 2000 Equity Plan will expire on a date determined by the committee, not to exceed 10 years. See Note 12 for discussion of the increase in the authorized number of shares reserved for issuance under the 2000 Equity Plan.

During 2000, the Company granted nonqualified stock options under the 2000 Equity Plan to employees to purchase an aggregate of 870,800 shares of the Company's common stock at a weighted average price of $6.99 per share. These options vest over four years from each respective employee's initial employment date.

During 2000, the Company granted 41,100 stock options under the 2000 Equity Plan to non-employee contractors. These options vest ratably over four years and have a weighted average exercise price of $7.00 per share. Such options have been accounted for under the provisions of SFAS 123 and EITF 96-18 by applying the Black-Scholes method using the assumptions as of December 31, 2000 described below, and will be periodically re-measured over the vesting period. In 2000, $30,000 was recorded as compensation expense related to these options.

2000 NON-EMPLOYEE DIRECTORS PLAN. In June 2000, the 2000 Non-Employee Directors Stock Option Plan (the "2000 Non-Employee Directors Plan") was adopted by the Board of Directors and received shareholder approval. A total of 180,000 shares of common stock have been authorized for issuance under this plan. Of the shares reserved for issuance, 60,000 remain available for future issuance as of December 31, 2000.

The 2000 Non-Employee Directors Plan is administered by the compensation committee of the Board of Directors. Each member of the Board of Directors who is not an employee of the Company and who is not affiliated with an entity that has invested in the Company will receive stock options under the 2000 Non-Employee Directors Plan. Each person who was or became a non-employee director on the effective date of the 2000 Non-Employee Directors Plan was automatically granted on the effective date one option to purchase 45,000 shares of common stock and a second option to purchase 15,000 shares of common stock. Each person who becomes a non-employee director after the effective date of the 2000 Non-Employee Directors Plan will be automatically granted on the date he first becomes a non-employee director one option to purchase 45,000 shares of common stock and a second option to purchase 15,000 shares of common stock. In addition, on the date of each annual shareholders meeting, each person who is re-elected as a non-employee director on that date will be automatically granted an option to purchase 15,000 shares of common stock. All stock options granted under the 2000 Non-Employee Directors Plan will be nonqualified stock options.

During 2000, the Company granted options to directors to purchase 120,000 shares at a weighted average price of $5.83 per share. These options vest over a period from one to three years from the grant date and have acceleration clauses triggered by a liquidity event (e.g. an initial public offering) or change in control. Options granted under the 2000 Non-Employee Directors Plan shall expire upon the ten-year anniversary of the grant date of the option.

The Company applies Accounting Principles Board Opinion 25 in accounting for its stock option plans. Accordingly, compensation expense has been computed for stock-based compensation for the difference between fair market value of the stock at the date of grant and the exercise price of the option. Total expense relating to the stock option grants under this plan for the year ended December 31, 2000 was $76,000.

A summary of the Company's stock options as of December 31, 1999 and 2000, and changes during the years then ended, are presented below:

                                                                           WEIGHTED-AVERAGE
                                                             NUMBER OF       EXERCISE PRICE
                                                               OPTIONS

Balance December 31, 1998.............................                --     $           --
    Options granted at less than fair value...........        2,377,620              0.0022
    Options exercised.................................                --                 --
    Options forfeited.................................                --                 --
                                                             -----------
Balance December 31, 1999.............................        2,377,620              0.0022
    Options granted at less than fair value...........        5,622,550                2.31
    Options granted at fair value.....................        1,012,950                7.05
    Options exercised.................................         (67,500)                0.19
    Options forfeited.................................        (733,550)                4.08
                                                              --------
Balance December 31, 2000.............................        8,212,070                2.05
                                                              =========

The Company had no exercisable options outstanding at December 31, 1999.

The following table summarizes information about the stock options outstanding at December 31, 2000:

                           OPTIONS OUTSTANDING                                           OPTIONS EXERCISABLE
                                         WEIGHTED-AVERAGE
                                             REMAINING       WEIGHTED-AVERAGE                        WEIGHTED-AVERAGE
                                            CONTRACUTAL         EXERCISE                                EXERCISE
     EXERCISE           NUMBER OF           LIFE (YEARS)           PRICE            NUMBER OF              PRICE
                                         -----------------   --------------                          -----------
      PRICE              OPTIONS                                                     OPTIONS

   $     0.002             2,377,620           8.98              $ 0.002               --                  N/A
         0.007              405,000            9.24               0.007              337,500              0.007
   0.140-0.260               442,500           9.24               0.224              355,000              0.216
   0.327-0.500               511,500           9.24               0.428              248,750              0.411
   0.647-0.793                82,500           9.24               0.687              15,000               0.702
   0.933-1.227             1,311,750           9.24               1.015              397,313              0.996
   3.000-3.333               465,500           9.52               3.072              14,250               3.309
         4.000               691,650           9.24               4.000              304,352              4.000
   4.667-4.670               885,800           9.60               4.667                565                4.667
         5.333               127,500           9.61               5.333                --                  N/A
         7.000               910,750           9.81               7.000                250                7.000
                         -----------                                                   ---
                           8,212,070                                                1,672,980
                           =========                                                =========

The Company has computed the pro forma disclosures required under SFAS No. 123 for stock and option grants during the years ended December 31, 1999 and 2000 using the Black-Scholes option pricing model prescribed by SFAS No. 123, using the following assumptions:

                                                               1999              2000
                                                          ------------     ----------

Expected option lives...............................          5 years       1 - 5 years
Risk-free interest rate.............................           6.25%           5.06%
Fair value of options granted.......................          $ 10.26       $2.94 -9.26
Expected volatility.................................           0.00%          140.00%
Assumed dividend rate...............................           0.00%           0.00%

If compensation cost had been determined for stock and option grants to employees based on the provisions of SFAS No. 123, the Company's net loss and net loss per share for the years ended December 31, 1999 and 2000 would have changed to the pro forma net loss amounts indicated below (dollars in thousands, except per share data):

                                                                                   1999             2000
                                                                              ------------    ----------
Net loss attributable to common shareholders:
    As reported.........................................................      $    (18,420)   $    (47,766)
    Pro forma...........................................................      $    (18,566)   $    (50,038)

Basic and diluted net loss per share attributable to common shareholders:
    As reported.........................................................         $(1.15)         $(2.98)
    Pro forma...........................................................         $(1.16)         $(3.12)

STOCK AWARDS. In 1999, the Company awarded common and Series A preferred stock to certain employees of the Company. Total compensation expense related to these awards for the years ended December 31, 1999 and 2000 was approximately $501,000 and $215,000, respectively.

COMMON STOCK WARRANT. In connection with the issuance of the Series A preferred stock in May 1999, the Company issued to a financial broker for services rendered, warrants to purchase 187,173 shares of common stock at $0.80 per share. The warrants vested immediately and expire in May 2004. The estimated fair value of the warrants at the time of issuance, based on the fair value of the services received, was $80,000, and has been reflected as a deduction from the preferred stock offering proceeds in the accompanying consolidated balance sheet. As of December 31, 2000, these warrants were outstanding and exercisable in full.

10. CONTINGENCIES

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. In management's opinion, the ultimate resolution of these matters will have no material effect on the Company's results of operations or financial condition.

11. RELATED PARTY TRANSACTIONS

During 1999, the Company paid withholding taxes relating to preferred stock awards on behalf of two shareholders, and recorded employee receivables of $127,000 in the accompanying financial statements at December 31, 1999. These amounts were repaid to the Company in March 2000. The Company has a formal agreement to indemnify these shareholders against certain potential liabilities relating to these stock awards up to $1,000,000.

The investor that purchased all of the Company's Series A Preferred Stock in May 1999, also purchased 415,974 shares of the Series B Preferred Stock. This investor committed to purchase $2 million of the Company's Series C Preferred Stock (see Note 12) within 270 days of May 3, 2001. One of the Company's directors is a general partner with this investor.

Another investor purchased 831,946 shares of the Series B Preferred Stock. This investor purchased $2 million of the Company's Series C Preferred Stock on May 3, 2001 (see Note 12). One of the Company's directors is a principal with this investor.

Another investor purchased $15 million of the Company's Series C Preferred Stock on May 3, 2001, as well as committed to purchase an additional $5 million of the Company's Series C Preferred Stock within 45 days of May 3, 2001 (see Note 12). A partner with this investor became a director of the Company in May 2001.

During 2000, the Company entered into a consulting agreement with a corporation to provide various services. Under the terms of the agreement, the Company will pay $7,500 per quarter to the corporation. The term of the agreement is one year and is renewable at the option of the Company. One of the Company's directors is the President and owner of this Corporation.

12. SUBSEQUENT EVENTS

REDEEMABLE CONVERTIBLE PREFERRED STOCK - SERIES C. On May 3, 2001, the Company completed the sale of 58,584,328 shares of its Series C Preferred Stock to two investors for cash consideration of $17 million. In addition, the Company received a commitment from one of the investors to fund an additional $5 million within 45 days of May 3, 2001, as well as a commitment from a different investor to fund an additional $2 million within 270 days of May 3, 2001. These commitments are on terms identical to the initial funding of $17 million and are reduced to the extent the Company raises such amounts from other investors prior to the dates noted above.

The Series C Preferred Stock has voting rights equal to one share of common stock and is currently convertible into one share of common stock, subject to certain adjustments in the event of certain future stock issuances. Other rights and preferences of the shares of Series C Preferred Stock include liquidation and redemption preferences. The holders of the Series C Preferred Stock are entitled to participate on an as converted basis in any dividend declared on Common Stock. The Series C Preferred Stock is redeemable upon 45 days prior notice to the Company from the holders of a majority of the Series C Preferred Stock, at any time after May 13, 2005. The redemption price shall equal the original purchase price per share paid, all accrued but unpaid cumulative dividends, plus an amount that when taken together with the above payments shall equal 8% per annum, compounded annually, and prorated for any partial year, of the original purchase price, for the period from May 3, 2001 to the date the redemption payment is made.

In connection with the Series C Preferred Stock issuance, the Board of Directors was increased from seven to nine. The holders of Common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have the right to designate three, one, one and two directors, respectively. In addition, all stockholders voting as a single class will elect two directors.

In addition, the terms of the Series A Preferred Stock and Series B Preferred Stock were amended and the conversion ratios were adjusted so that each share of Series A Preferred Stock converts into 4.831767 shares of common stock and each share of Series B Preferred Stock converts into 21.521934 shares of common stock. Also, the redemption date for the Series A Preferred Stock and Series B Preferred Stock changed to May 13, 2005 from May 13, 2004.

2000 EQUITY COMPENSATION PLAN. On May 3, 2001, the Board of Directors amended the 2000 Equity Compensation Plan to increase the number of shares of Common Stock available for issuance thereunder to 35,544,744. This amendment was approved by the Company's stockholders on May 3, 2001.

13. COST OF REVENUES (unaudited)

The Company has not historically maintained separate records for the costs of providing software licenses, customization, implementation, professional services and maintenance. Therefore, amounts are not presented for the cost of software licenses, customization and implementation, separately from the cost of providing professional services and maintenance in the accompanying consolidated statements of operations. The Company began capturing this information separately as of July 1, 2000

Cost of revenues for the six months ended December 31, 2000 is summarized as follows (dollars in thousands):

                                                                        SIX MONTHS ENDED
                                                                          DECEMBER 31,
                                                                              2000
Cost of software licenses, customization and implementation
    revenues.................................................             $         2,647
Cost of professional services and maintenance revenues.......                       1,341
                                                                          ---------------
                                                                          $         3,988
                                                                          ===============